Exhibit 99.1

BRADLEY PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2003 SALES UP 60% AND EARNINGS UP 67%

Fairfield, NJ -- April 30, 2003 -- BRADLEY PHARMACEUTICALS, INC. (NASDAQ: BPRX), today announced Net Sales for the First Quarter, ended March 31, 2003, totaled approximately $14.9 million, an increase of $5.6 million, or 60% compared to Net Sales of $9.3 million reported for the First Quarter 2002. Net Income for the First Quarter reached $2.9 million, up $1.2 million, or 67%, compared to the same period in 2002, with Earnings Per Diluted Share of $0.25, an increase of $0.10 over First Quarter 2002. First Quarter 2003 revenue includes new brand sales, from Rosula® Aqueous Gel and AnaMantle®HC, of approximately $1.9 million.

The outstanding sales and profit increases of First Quarter 2003 are a direct result of the growth of established brands plus new therapies introduced by Doak Dermatologics and Kenwood Therapeutics in 2003. New prescriptions for Doak’s Rosula® Aqueous Gel for the treatment of acne and rosacea and Kenwood Therapeutics’ AnaMantle®HC, innovative hemorrhoid treatment, are trending above expectations.

In addition, Doak Dermatologics’ Carmol®40 line of tissue softeners continues to achieve solid growth. New prescriptions for Carmol®40 Cream provide a solid base, with Carmol®40 Lotion and Carmol®40 Gel representing the fastest growing formulations of the Carmol®40 line. LidaMantle® and LidaMantle® HC also continue to achieve increasing numbers of new prescriptions.

Chairman and CEO Daniel Glassman stated, “The impressive First Quarter 2003 financial results continue Bradley’s established trend of solid growth versus year ago, as well as quarter-by-quarter gains. These consistent increases are the result of the synergy of successful, quality brands, experienced key management, targeted promotion and a motivated sales force. The Management Team is confident that Bradley has the right people, the right brands, the right equipment and the right motivation to take Bradley to exciting new levels.”

Bradley Pharmaceuticals (BPRX) invites you to participate in the 1st Qtr. 2003 Earnings conference call Wednesday, April 30, 2003, at 10 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Wednesday after 4 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 9367236. This call also will be available online at www.bradpharm.com for 30 days.

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2003	2002
Net sales	$ 14,915,685	$ 9,293,326
Cost of sales	1,294,775	1,110,544

	13,620,910	8,182,782

Selling, general and administrative expenses	8,733,577	5,159,738
Depreciation and amortization	282,725	274,222
Interest income — net	(106,472)	(77,022)

	8,909,830	5,356,938

Income before income taxes	4,711,080	2,825,844
Income tax expense	1,837,000	1,102,000

Net income	$ 2,874,080	$ 1,723,844

Net income per common share
Basic	$ 0.27	$ 0.17

Diluted	$ 0.25	$ 0.15

Weighted average number of common shares
Basic	10,520,000	10,430,000

Diluted	11,460,000	11,570,000

BRADLEY PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEET March 31, 2003 (UNAUDITED)

ASSETS
Current assets
Cash and cash equivalents	$ 27,338,302
Short-term investments	5,768,200
Accounts receivable - net	1,750,170
Inventories	2,587,227
Deferred tax asset	1,424,131
Prepaid expenses and other	1,366,572

Total current assets	40,234,602
Property and equipment — net	1,059,712
Intangible assets — net	5,851,666
Goodwill	289,328
Deferred tax asset	2,653,635
Other assets	117,259

Total Assets	$ 50,206,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$ 215,759
Accounts payable	3,332,778
Income taxes payable	1,049,603
Accrued expenses	4,028,995

Total current liabilities	8,627,135
Long-term debt, less current maturities	109,283
Stockholders’ equity
Preferred stock, $.01 par value; authorized, 2,000,000 shares; issued, none	—
Common stock, $.01 par value, authorized 26,400,000; issued 10,969,999 shares at March 31, 2003	109,700
Common, Class B, $.01 par value, authorized 900,000 shares, issued and outstanding, 429,752 shares at March 31, 2003	4,298
Additional paid-in capital	31,912,620
Retained earnings	11,443,142
Accumulated other comprehensive gain	149,816
Treasury stock, at cost (823,647 shares at March 31, 2003)	(2,149,792)

41,469,784

Total liabilities and stockholders’ equity	$ 50,206,202

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any future approvals of generic versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.